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                                                                   Exhibit 10.12



                          [Letterhead of MatchNet plc]



2 April 2004

Mr Ken Ross
20465 Callon Drive
Topanga, CA, 90290

Dear Ken:

Re: Offer Letter of Employment

Matchnet plc (the "Company") is pleased to confirm your employment on the following terms:

1. POSITION. You will serve in the full time position of Chief Communications Officer reporting to the Chief Executive Officer of the Company. Your employment shall commence upon 19 April, 2004 (the "Commencement Date").

2. CASH COMPENSATION. The Company will pay you a salary at the rate of $240,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, you may be eligible for an annual bonus pursuant to parameters as may be determined by the Board.

3. EMPLOYEE BENEFITS. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits including paid vacation, all in accordance with the Company's policies as in effect from time to time. In addition, you will be covered under the Company's health, 401 (K) and group insurance programs. In accordance with the Company's generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.

4. SHARE OPTIONS. Subject to the approval of the Board, you will be granted an option to purchase 87,500 of the Company's ordinary shares (the "Initial Options"). The exercise price per share of the Initial Options will be equal to the fair market value per share, as quoted on the Frankfurt Exchange, on the date of the commencement of your employment. On the first anniversary of your employment, you will be granted a minimum of 12,500 options (the "Anniversary Options") and the exercise price per share of the Anniversary Options will be equal to the fair market value per share, as


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        quoted on the Frankfurt Exchange, on the 1st anniversary of the date of the commencement of your employment. Both Options will vest, according to the following schedule: 20% on the 1st anniversary of their respective grants, 25% on the 2nd anniversary, 25% on the 3rd anniversary and 30% on the 4th anniversary. Both Options will expire 5 years after the date of their respective grants.

5. ASSIGNMENT OF RIGHTS, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT. You agree to execute the Assignment of Rights, Non-Solicitation of Employees and Vendors, Confidentiality and Non-Disclosure Agreements as shall be provided to you by the Company.

6. CHANGE OF CONTROL. For purposes of this agreement, a "Change of Control Event" shall be the occurrence of a single shareholder (or beneficial owner) acquiring more than 75% of the then outstanding ordinary shares (or securities convertible into 75% of the then outstanding shares) of the Company.

        6.1 In the event of a "Change of Control Event" that occurs between six months and one year of your date of employment and if your employment with the Company is terminated for any reason (including your own election) within 6 months of such "Change of Control Event", you shall be entitled to: (i) payment of one year's salary and any accrued bonus (net of any required withholding); (ii) immediate vesting and exercisability of 43,750 options set forth in Paragraph 4 (together with an extension of the "Final Exercise Date" as defined in the relevant Option Agreement to one year from the date of such termination), above; and (iii) payment of any COBRA plan for 1 year.

        6.2 In the event of a "Change of Control Event" that occurs after one year of your date of employment and if your employment with the Company is terminated for any reason (including your own election) within 6 months of such "Change of Control Event", you shall be entitled to: (i) payment of one year's salary and any accrued bonus (net of any required withholding); (ii) immediate vesting and exercisability of all unvested options set forth in Paragraph 4 (together with an extension of the "Final Exercise Date" as defined in the relevant Option Agreement to one year from the date of such termination), above; and' (iii) payment of any COBRA plan for 1 year.

        6.3 The payments provided for in this Section 6 shall be increased to compensate for any increased taxes resulting from provision 280G of the Internal Revenue Code.

7. INDEMNIFICATION. To the fullest extent permitted by the Company's charter documentsand applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance.

8. EMPLOYMENT RELATIONSHIP. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. If you are terminated without cause within 1 year of your employment, you will be entitled to six months salary and COBRA benefits for six months. "Cause" for the purposes of this Agreement, shall mean
        (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in your substantial personal enrichment, (ii) your

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        conviction of a felony, (iii) a wilful act by you which constitutes misconduct and is injurious to the Company, and (iv) continued wilful violations of your obligations to the Company after you have been provided with a written demand for performance from the Company which describes the basis for the Company's belief that you have not substantially performed your duties. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term.

9. OUTSIDE ACTIVITIES. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10. WITHHOLDING TAXES. Alt forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11. ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Very truly yours, MATCHNET PLC

/s/ Todd Tappin
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Todd Tappin

CEO

I have read and accept and agree to the above terms of employment:

/s/ Ken Ross
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Signature of Ken Ross

Dated:  2 April 2004